Exhibit 99 B (d)(80)

June 26, 2003

Lee Munder Investments Ltd.

200 Clarendon Street

Boston, MA 02116

Ladies and Gentlemen:

This letter shall constitute an agreement between SEI Investment Management Corporation (the “Adviser”) and Lee Munder Investments Ltd. (the “Sub-Adviser”).  The Adviser provides management and advisory services to the SEI Institutional Managed Trust (the “Trust).  In connection with the services provided to the Trust, the Adviser periodically recommends the hiring of investment sub-advisors that will purchase and sell securities for the benefit of the portfolios of the Trust.  As you are aware, the Sub-Adviser has entered into an investment sub-advisory agreement with the Adviser with respect to the Trust’s Small Cap Value Fund, dated July 1, 2003 (the “Agreement”).

The Sub-Adviser hereby represents that, with respect to the Small Cap Value Fund strategy identified on Schedule A of the Agreement:

(a)          except as and to the extent previously disclosed to the Adviser, the Sub-Adviser does not as of the date hereof have a non-compete or non-solicitation agreement with Todd Vingers (“Manager”) that would prohibit Manager from accepting employment with or business from the Trust or the Adviser after Manager terminates his relationship with the Sub-Adviser;

(b)         the Sub-Adviser will not, during the term of an Agreement, institute a non-compete or non-solicitation agreement that would prohibit Manager from accepting employment with or business from a Trust or the Adviser after such Manager terminates his relationship with the Sub-Adviser, except to the extent consistent with those already in existence;

(c)          the Sub-Adviser will not, without the prior consent of the Adviser (which consent will not unreasonably be withheld), materially alter the terms of its existing arrangements with the Manager as such arrangements relate to solicitation and acceptance of clients after termination of employment of such Manager (if that were to occur), and compensation to the Sub-Adviser in respect of such actions, in a manner that would materially restrict the ability of the Adviser to hire or engage the Manager; and

(d)         in the event that, at any time after the Manager is no longer employed by or a partner or member of the Sub-Adviser or any of its affiliates, the Adviser desires to, directly or indirectly, employ or engage the Manager to provide investment management advisory services with respect to the strategy and the Sub-Adviser’s non-compete or non-solicitation agreements with such Manager would prohibit such employment or engagement, the Sub-Adviser will waive such agreements to the extent necessary to permit such engagement or employment and the Sub-Adviser will transmit to any person or entity notice of such wavier as may reasonably be required to give effect to this provision; provided, however, that nothing herein is intended or will be construed to limit the ability of the Sub-Adviser or its affiliates to demand compensation from the Manager or their affiliates with respect to such matters or to enforce any offset, partnership interest purchase price reduction or other agreements designed to provide economic compensation to the Sub-Adviser with respect to such matters.

The Adviser and the Trust hereby acknowledge that the Sub-Adviser may institute differing policies for the Manager with respect to (i) solicitation and acceptance of business of the Trust or the Adviser (such policies to be consistent with the provisions of clause (a), (b), (c) and (d) above) and (ii) solicitation and acceptance of business of other clients of the Sub-Adviser, respectively.

Notwithstanding any termination of an Agreement, the Sub-Adviser’s obligations under this letter shall survive.

Nothing in this letter agreement is intended or shall be construed to confer any rights or remedies, to any other person or entity other than the parties hereto, under or by reason of this letter agreement.

Please execute a copy of this letter in the place provided below as evidence of your written consent to this agreement.

Very truly yours,

SEI Investments Management Corporation

By:	/s/ Todd Cipperman

Name:	Todd Cipperman

Title:	Senior VP

Agreed and acknowledged:

Lee Munder Investments Ltd.

By:	/s/ Kenneth L. Swan

Name:	Kenneth L. Swan

Title:	President & COO